Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 2, 2022, relating to the financial statements of KORU Medical Systems, Inc., appearing in the Annual Report on Form 10-K of KORU Medical Systems, Inc. for the fiscal year ended December 31, 2021.

/s/ McGrail Merkel Quinn & Associates, P.C.

Scranton, Pennsylvania

June 30, 2022